Exhibit 4.11

AMENDMENT TO LOCK-UP AGREEMENT

THIS AMENDMENT (this “Amendment”) is made as of September 18, 2013, to the Lock-Up Agreement dated as of July 11, 2013, (the “Agreement”; capitalized terms used and not defined in this Amendment shall have the respective meanings given them in the Agreement) by and between GlobalOptions Group, Inc., a Delaware corporation (the “Company”), and Walker Digital, LLC, a Delaware limited liability company (the “Holder”).

RECITALS

WHEREAS, the Company and the Holder have entered into that certain Agreement and Plan of Merger, dated as of July 11, 2013 (the “Merger Agreement”), by and among the Company, GO Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Merger Sub”), the Holder and Walker Digital Holdings, LLC, a Delaware limited liability company (“WD Holdings”), pursuant to which Merger Sub shall merge with and into WD Holdings, with WD Holdings surviving the merger as a wholly-owned subsidiary of the Company (the “Merger”).

WHEREAS, concurrently with entering into the Merger Agreement, the Holder and the Company entered the Lock-Up Agreement.

WHEREAS, concurrently with entering into this Amendment, the parties hereto are entering into an amendment to the Merger Agreement.

WHEREAS, in connection with amending the Merger Agreement, the parties hereto have agreed to certain amendments to the Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendment. Clause (i) of Section 1(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(i) the Holder shall be entitled to transfer shares of the Common Stock in a secondary offering as part of a registered public offering that includes primary shares; or in a privately negotiated sale of unregistered securities to third parties (not affiliated with Holder) who shall agree with the Company that a registration statement with respect to such securities may not be filed with the Securities and Exchange Commission until 60 days following the effectiveness of the registration statement filed by the Company with respect to the shares of securities sold in such private offering on the date hereof; in all cases at a purchase price of no less than three dollars per share of Common Stock and for aggregate consideration for Holder’s shares of no more than $15,000,000.00; and any of Holder’s shares of Common Stock so transferred shall not be subject to the lock up period set forth in this Agreement, and”

2. No Other Amendments. Except as expressly amended by Section 1 of this Amendment, the Agreement remains in full force and effect.

3. Miscellaneous.

(a) This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule.

(b) This Amendment may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or digital (e.g., pdf) signature.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

COMPANY:

GLOBALOPTIONS GROUP, INC.

By:	/s/ Harvey W. Schiller
Name:	Harvey W. Schiller
Title:	Chairman and CEO

HOLDER:

WALKER DIGITAL, LLC

By:	/s/ Jay Walker
Name:	Jay Walker
Title:	Authorized Signatory